UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2015

EXCEL TRUST, INC.

EXCEL TRUST, L.P.

(Exact name of registrant as specified in its charter)

Maryland Delaware	001-34698 (Excel Trust, Inc.) 000-54962 (Excel Trust, L.P.)	27-1493212 (Excel Trust, Inc.) 27-1495445 (Excel Trust, L.P.)
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 613-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The Agreement and Plan of Merger

On April 9, 2015, Excel Trust, Inc. (the “Company”), BRE Retail Centers Holdings LP (“Parent”), BRE Retail Centers Corp (“Merger Sub”), BRE Retail Centers LP (“Merger Partnership”) and Excel Trust, L.P. (the “Partnership”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, the Company will merge with and into Merger Sub (the “Company Merger”), and Merger Partnership will merge with and into the Partnership (the “Partnership Merger” and, together with the Company Merger, the “Mergers”). Upon completion of the Company Merger, Merger Sub will survive and the separate corporate existence of the Company will cease. Upon completion of the Partnership Merger, the Partnership will survive and the separate existence of Merger Partnership will cease. The Merger Agreement, the Mergers and the other transactions contemplated thereby were unanimously approved by the Company’s Board of Directors (the “Company Board”). Parent, Merger Sub and Merger Partnership are affiliates of Blackstone Property Partners L.P.

Pursuant to the terms and conditions in the Merger Agreement, at the effective time of the Company Merger (the “Company Merger Effective Time”), each share of common stock, $0.01 par value per share, of the Company (each, a “Company Common Share”) issued and outstanding immediately prior to the Company Merger Effective Time will be converted into the right to receive an amount in cash equal to Fifteen Dollars and Eighty Five Cents ($15.85), without interest (the “Per Company Common Share Merger Consideration”). In addition to the common stock dividend of $0.18 per share payable on April 15, 2015, the Company will be permitted to pay one additional common stock dividend in July 2015, but, under the terms of the Merger Agreement, not for any quarter thereafter.

In addition, immediately prior to the Company Merger Effective Time, each restricted share granted under the Company’s and the Partnership’s 2014 amendment and restatement of the 2010 Equity Incentive Award Plan will be fully vested and non-forfeitable, and all Company Common Shares represented thereby will be considered outstanding and subject to the right to receive the Per Company Common Share Merger Consideration.

At Parent’s request, the Company will deliver a notice of fundamental change and a notice of redemption to the holders of the Company’s 7.00% Series A Cumulative Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”) in accordance with the Articles Supplementary relating to the Series A Preferred Stock (the “Series A Articles Supplementary”). The redemption notice will state that, if a holder of the Series A Preferred Stock chooses not to exercise the special conversion right described in the notice of fundamental change, each share of Series A Preferred Stock held by such holder immediately prior to the Company Merger Effective Time will be redeemed in the Company Merger through the payment of an amount, without interest, equal to the greater of (i) the Fundamental Change Redemption Price (as defined in the Series A Articles Supplementary) and (ii) the product of (x) the Per Company Common Share Merger Consideration multiplied by (y) the number of Company Common Shares issuable if a holder of Series A Preferred Stock converted such share of Series A Preferred Stock at the applicable conversion rate on the fundamental change conversion date specified in the fundamental change notice.

In addition, at Parent’s request, the Company will deliver a notice of redemption to the holders of the Company’s 8.125% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) in accordance with the Articles Supplementary relating to the Series B Preferred Stock. The redemption notice will state that each share of Series B Preferred Stock held by such holder immediately prior to the Company Merger Effective Time will be redeemed in the Company Merger through the payment of an amount, without interest, equal to $25.00 per share plus accrued and unpaid dividends, if any, to, but not including, the date of completion of the Mergers.

At the effective time of the Partnership Merger (the “Partnership Merger Effective Time”), each common unit of partnership interest in the Partnership issued and outstanding immediately prior to the Partnership Merger Effective Time held by a limited partner of the Partnership (other than common units held by the Company) will be converted into, and will be cancelled in exchange for, the right to receive an amount in cash equal to the Per Company Common Share Merger Consideration, without interest; provided that, in lieu of receiving the Per Company Common Share Merger Consideration, a qualifying holder of common units may elect to receive one newly created 5.50% Series C Preferred Unit in the surviving partnership for each common unit.

The Merger Agreement also contains customary representations, warranties and covenants, including, among others, covenants by the Company to conduct its business in all material respects in the ordinary course of business consistent with past practice, subject to certain exceptions, during the period between the execution of the Merger Agreement and the consummation of the Mergers. The obligations of the parties to consummate the Mergers are not subject to any financing condition or the receipt of any financing by Parent, Merger Sub or Merger Partnership.

The consummation of the Mergers is subject to certain customary closing conditions, including, among others, approval of the Company Merger and the Merger Agreement by the affirmative vote of a majority of the outstanding Company Common Shares as of the record date for the special meeting of stockholders and that all material approvals, authorizations and consents of any governmental authority have been obtained.

The Merger Agreement requires the Company to convene a stockholders’ meeting for purposes of obtaining the approval of the holders of a majority of the outstanding Company Common Shares and to prepare and file a proxy statement with the Securities and Exchange Commission (the “SEC”) with respect to such meeting as promptly as practicable after the date of the Merger Agreement, which proxy statement will contain, subject to certain exceptions, the Company Board’s recommendation that the Company’s stockholders vote in favor of the Company Merger.

The Company has agreed not to solicit or enter into an agreement regarding an Acquisition Proposal (as defined in the Merger Agreement). However, the Company may participate in discussions or negotiations with, and provide certain nonpublic information to, third parties related to any unsolicited Acquisition Proposal until 11:59 p.m., New York City time, on May 9, 2015, and thereafter, may participate in such discussions or negotiations and provide such nonpublic information, if the Company Board concludes after consultation with advisors that failure to do so would be inconsistent with its legal duties and that such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal (as defined in the Merger Agreement).

Prior to the approval of the Company Merger and the Merger Agreement by the Company’s stockholders, the Company Board may in certain circumstances effect a Change in Recommendation (as defined in the Merger Agreement), subject to complying with specified notice and other conditions set forth in the Merger Agreement.

In connection with the closing of the transaction, the parties intend that the Partnership’s $75,000,000 of 4.40% Senior Series A Notes due 2020 and its $25,000,000 of 5.19% Senior Series B Notes due 2023 will be repaid. The Partnership’s $250,000,000 of 4.625% Senior Notes due 2024 are intended to remain outstanding following the closing.

The Merger Agreement may be terminated under certain circumstances by the Company, including prior to the approval of the Company Merger and the Merger Agreement by the Company’s stockholders, if, after following certain procedures and adhering to certain restrictions, the Company Board has approved, and concurrently with the termination of the Merger Agreement, the Company enters into, a definitive agreement providing for the implementation of a Superior Proposal. In addition, Parent may terminate the Merger Agreement under certain circumstances and subject to certain restrictions, including if the Company Board effects a Change in Recommendation. Upon a termination of the Merger Agreement, under certain circumstances, the Company will be required to pay a termination fee to Parent of $25 million. In certain other circumstances, Parent will be required to pay the Company a termination fee of $250 million upon termination of the Merger Agreement.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference. The Merger Agreement has been attached as an exhibit to provide stockholders with information regarding its terms. It is not intended to provide any other factual or financial information about the Company, Parent or any of their respective affiliates or businesses. The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties have been qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders should not rely on the representations, warranties, covenants and agreements contained in the Merger Agreement or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Partnership, Parent, Merger Sub, Merger Partnership or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, the Partnership, Parent, Merger Sub and Merger Partnership and their respective affiliates and the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the SEC.

Additional Information about the Merger and Where to Find It:

In connection with the proposed Mergers, the Company intends to file a proxy statement and other relevant materials with the SEC, and a special stockholder meeting will be held to obtain the requisite stockholder approval. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PARTNERSHIP, PARENT, MERGER SUB AND MERGER PARTNERSHIP AND THE MERGERS. The proxy statement and other relevant materials (when they become available) containing information about the proposed transactions, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company at the Company’s website, www.exceltrust.com, or by directing a written request to Excel Trust, Inc. at 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128, Attention: Secretary.

The Company and its officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of the Company in connection with the Mergers. Information about those officers and directors of the Company and their ownership of Company securities is set forth in the proxy statement for the Company’s 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 2, 2015. Investors and security holders may obtain additional information regarding the direct and indirect interests of the Company and its officers and directors in the Mergers by reading the proxy statement regarding the Mergers when it becomes available.

Forward Looking Statements:

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should be,” “will,” “predicted,” “likely,” or other words or phrases of similar import. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of the Company to obtain required stockholder or other third-party approvals required to consummate the proposed mergers; the satisfaction or waiver of other conditions in the merger agreement; a material adverse effect on the Company; the outcome of any legal proceedings that may be instituted against the Company and others related to the merger agreement; the ability of the Company to implement its operating strategy; the Company’s ability to manage planned growth; changes in economic cycles; and competition within the retail real estate industry. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such statements or the objectives and plans of the Company will be achieved. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in the Company’s SEC reports, including, but not limited to, in the section entitled “Item  1A. Risk Factors” in the Annual Report on Form 10-K filed by the Company with the SEC on March 2, 2015. Any forward-looking statement speaks only as of the date of this report and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 9, 2015, the Company Board approved an amendment to the Company’s Amended and Restated Bylaws (the “Bylaws”), effective as of such date (the “Bylaw Amendment”), to add a new Article XV that provides that, unless the Company consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Company to the Company or to the stockholders of the Company, (c) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the Maryland General Corporation Law or the charter of the Company or the Bylaws or (d) any action asserting a claim against the Company or any director or officer or other employee of the Company that is governed by the internal affairs doctrine.

A copy of the Bylaw Amendment is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary of the Bylaw Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaw Amendment, which is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On April 10, 2015, the Company issued a press release announcing the execution of the Merger Agreement. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished under this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of April 9, 2015, by and among Excel Trust, Inc., BRE Retail Centers Holdings LP, BRE Retail Centers Corp, BRE Retail Centers LP and Excel Trust, L.P. (the Company hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request).

3.1	First Amendment to Amended and Restated Bylaws of Excel Trust, Inc., effective April 9, 2015.

99.1	Press release of the Company, dated April 10, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: April 10, 2015	EXCEL TRUST, INC.

	By:	/s/ James Y. Nakagawa
Name: James Y. Nakagawa
Title: Chief Financial Officer

EXCEL TRUST, L.P.

By: Excel Trust, Inc. Its General Partner

	By:	/s/ James Y. Nakagawa
Name: James Y. Nakagawa
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of April 9, 2015, by and among Excel Trust, Inc., BRE Retail Centers Holdings LP, BRE Retail Centers Corp, BRE Retail Centers LP and Excel Trust, L.P. (the Company hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request).

3.1	First Amendment to Amended and Restated Bylaws of Excel Trust, Inc., effective April 9, 2015.

99.1	Press release of the Company, dated April 10, 2015.